UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
_____________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2022

Allegiant Travel Company
(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 North Town Center Drive
	Las Vegas, NV	89144
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:              (702) 851-7300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001	ALGT	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as in Rule 405 of the Securities Act of 1933 (Section 17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On April 27, 2022, Allegiant Travel Company (the "Company") entered into a new Employment Agreement with John Redmond under which Mr. Redmond will begin to serve as the chief executive officer of the Company effective as of June 1, 2022. The Employment Agreement has a term of three years and seven months beginning on June 1, 2022 and expiring on December 31, 2025. Under the Employment Agreement, Mr. Redmond will not receive any cash base salary, will not participate in the Company’s annual cash bonus plan and will not receive any other stock grants during the term of the agreement. Under the Employment Agreement and related equity grant agreements, the sole base compensation to Mr. Redmond will be equity grants of 26,333 shares of restricted stock granted coincident with the effective date of the agreement plus an additional 98,167 shares of restricted stock to be granted in April 2023.The restricted stock will vest over the term of the agreement, subject to pro rata acceleration upon death, disability, termination of employment without cause or upon a resignation with good reason. However, the initial grant of 26,333 shares will vest in June 2023 as those shares represent his base compensation for the prior 12-month period.

Mr. Redmond will be eligible to receive a cash bonus based on stock price performance and based on a certain number of shares for each calendar year. The numbers of shares on which the cash bonus will be based are 12,000 shares for 2022, 13,000 for 2023, 14,000 for 2024 and 15,000 for 2025. The cash bonus would be equal to the number of shares for each year multiplied by the stock price target met for such year with a percentage (75%, 50% or 25%) to be paid if the average stock price exceeds the target price less $10, $20 or $30, respectively. The full stock price targets for purposes of the cash bonus are $195 for 2022, $230 for 2023, $260 for 2024 and $300 for 2025. However, no cash bonus would be paid for 2022 for Mr. Redmond unless the average stock price exceeds $175 per share. As a result, partial cash bonuses can be earned only if our average stock price exceeds $175 in 2022, $200 in 2023, $230 in 2024 and $270 in 2025, in each case, material stock price appreciation over our current stock price. In determining eligibility for these cash bonuses, the stock price attained would be the average closing price of our stock over any 20- consecutive trading day period during the last six months of each year.

As of June 1, 2022, Mr. Redmond will also receive stock options to purchase a total of 54,000 shares, with the total broken down into a certain number of shares for each calendar year and exercisable only during such calendar year. The number of shares and exercise prices for these options are 12,000 shares at $195 per share for 2022, 13,000 shares at $230 per share for 2023, 14,000 shares at $260 per share for 2024 and 15,000 shares at $300 per share for 2025.

All stock grants will be conditioned on continued employment as of the date of grant.

Mr. Redmond may also be entitled to a formula performance bonus based on the operating results of the Sunseeker Resort – Charlotte Harbor project consistent with his previous employment agreement signed in 2019. As under the previous agreement, the bonus will be equal to 10% of the excess of (i) a multiple (13 times) of the first year EBITDA of the Project over (ii) the Project cost, with the result reduced by a bonus credit of $6.5 million. The bonus is based on EBITDA generated during the first year of operations of the first and any subsequent phase of the Project. Bonus amounts earned for the second and any subsequent phase of the Project are reduced by amounts paid with respect to any earlier phase.

The compensation payable to Mr. Redmond under the agreement is subject to the limitations on executive compensation under the CARES Act so long as those restrictions continue to apply to the Company.

Mr. Redmond has agreed to a noncompete and nonsolicitation of business partners and employees during the term of his employment agreement and for a two-year period thereafter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegiant Travel Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2022	ALLEGIANT TRAVEL COMPANY

	By:	/s/ Gregory C. Anderson
	Name:	Gregory C. Anderson
	Title:	Chief Financial Officer